Exhibit 2.7

                               FIFTH AMENDMENT TO
                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

This Fifth Amendment to Agreement and Plan of Merger and Reorganization ("Amendment") is made effective as of December 31, 1996, between NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation ("NDEI"), NETTER ACQUISITION, INC., a California corporation ("NAC") and VIDESSENCE, INC., a California corporation ("Videssence"), with reference to the following facts:


         A. NDEI, NAC and Videssence entered into an Agreement and Plan of Merger and Reorganization dated April 26, 1996 (the "Merger Agreement") pursuant to which NAC would merge into Videssence, making Videssence the wholly-owned subsidiary of NDEI.

         B. NDEI, NAC and Videssence entered into the First Amendment to Merger Agreement, dated July 3, 1996 (the "First Amendment") and a Second Amendment to Merger Agreement, dated August 31, 1996 (the "Second Amendment"), and a Third Amendment to Merger Agreement, dated October 30, 1996 (the "Third Amendment"), and a Fourth Amendment to Merger Agreement, dated December 13, 1996 (the "Fourth Amendment") whereby the parties amended and modified the Merger Agreement.

         C.       NDEI, NAC and Videssence wish to amend further the Merger
                  Agreement.

         D. Terms with initial capital letters used in this Amendment and not otherwise defined herein shall have the same meanings set forth in the Merger Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

1. Modification to Merger Agreement: The Merger Agreement is hereby further modified and amended as follows:


     1.1. The second sentence of Section 3.6.3 of the Fourth Amendment shall be amended and restated as follows:
     On March 31, 1997, the Escrow Agent shall release from Escrow to the Principal Shareholders (on a pro rata basis) 66,667 Indemnification Escrow Shares less that number of Netter Shares equal to the quotient of (i) the paid claims and the outstanding claims filed by Netter with the Escrow Agent; and
(ii) the average of the average of the Wall Street Journal's reported closing bid and ask prices of the Netter Shares on the Nasdaq SmallCap Market (or the Netter Shares primary trading market, if different) over the ten trading days ending on the trading day prior to March 31, 1997.
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     1.2 Section 3.6.4 to the Merger  Agreement shall be amended and restated as follows:
     Representative. Until the termination of the Escrow Agreement as provided under its terms, Paul D. Costa ("Representative") shall act with full power of substitution as the Representative of the Videssence Shareholders and the Principal Shareholders, to give and receive all notices and to take or omit to take all such other actions as e may deem necessary or appropriate and to act, all as provided under the Escrow Agreement.

     1.3 Section 3.6.8 to the Merger Agreement shall be amended and restated as follows:
     Escrow Release Date. The Escrow Release Date shall be the date (i) following satisfactory review or audit by Netter's outside accountants of the Surviving Corporation's financial statements for the period ended July 31, 1997, or such other time as is mutually agreeable to the parties, and in any event no later than October 31, 1997, plus (ii) such number of days as is required to resolve any objection as provided for in Sections 3.6.7 and 3.8; provided, however, that if any such objections are outstanding on the date specified in clause (i) (the "Review Date"), then the Escrow Release Rate with respect to the undisputed portion of the 1996 Videssence Operating Profit shall be the Review Date.

     1.4 Section 3.7.1 of the Merger Agreement shall be amended and restated as follows:
     Calculation of Earn-Out. Paul Costa and such other parties as determined in the sole discretion of the Representative shall be entitled to earn additional Netter Shares based on Surviving Corporation's EBIT (as defined below) from the period commencing July 1, 1996 and ending June 30, 2001 (the "Earn-Out Period"). During the Earn-Out Period, upon Surviving Corporation achieving EBIT of at least $1.25 Million on the nest succeeding Earn-Out Payment Date (as defined below), Netter shall deliver to the Representative, for every $45,000 in EBIT that exceeds $1.25 Million, such number of Netter Shares calculated as the greater of (i) 5,000 Netter Shares or (ii) the product of (a) 5,000 Netter Shares and (b) the quotient of (x) $9.00 and (y) the average of the closing bid and closing ask price on June 30 of the year for which EBIT is being calculated (the "Earn-Out Shares") . Thereafter, during the Earn-Out Period on each next succeeding Earn-Out Payment Date, Netter shall deliver to the Representative, for every additional $45,000 in EBIT, such number of Netter Shares as determined by the calculation in the preceding sentence.

     1.5 Section 3.7.5 of the Merger Agreement shall be amended and restated as follows:
     Payment. Netter shall issue and deliver to the Representative the EarnOut Shares, if any, to be issued and delivered for each Fiscal Year within 5 days after the calculation for such Fiscal Year shall have become final and binding on the parties (the "Earn-Out Payment Date"). The Representative shall distribute the Escrow Shares to such parties and in such amounts as determined by him in his sole and absolute discretion.

     1.6 Section 3.7.6 of the Merger Agreement shall be amended and restated as follows:
     Termination of Earn-Out. Immediately upon the earlier date of (i) Paul Costa being terminated by Surviving Corporation "For Cause" as defined in his employment agreement to be entered into upon the Closing; (ii) Paul Costa's voluntary termination of employment for other than "Good Reason" as defined in his employment agreement to be entered into upon the Closing; (iii) or Paul Costa's material breach of his NonCompetition Agreement (the "Costa Termination Date"), the number of Earn-Out Shares to be earned for every $45,000 in EBIT that exceeds $1.25 Million shall be reduced to equal the product of (x) 5,000 Netter Shares or such greater number as is determined pursuant to Section 3.7.1
(ii); and (y) the quotient of (xx) the number of shares of Videssence common stock owned by Paul Costa immediately preceding the Closing divided by (yy) the total number of shares of Videssence common stock owned by the Paul Costa, Steve Michelson, Delwin Francis and Sam Cercone (the "Principal Shareholders") immediately preceding the Closing. In that event, the remaining Principal Shareholders, in their sole discretion, may replace Costa with another person as the Representative for purposes of the Earn-Out. In that event, Netter shall deliver to Costa on the next succeeding Earn-Out Payment Date, any additional Earn-Out Shares earned by Costa prior to the Costa Termination Date. At any time during the Earn-Out Period, if the cumulative EBIT represents a loss of in excess of $1,000,000, the Earn-Out shall immediately terminate and this Section
3.7 shall be of no further force and effect.

     1.7 The last sentence of Section 4.28 to the Merger Agreement shall be amended and restated as follows:
     There is no fact known to Videssence or any of the Shareholders which materially and adversely affects the business or financial condition of Videssence, its properties or assets, which has not been disclosed and set forth in this Agreement.

2. Waivers. (a) Netter and Merger Corp. hereby waive the following as conditions to their obligation to consummate the Merger and the other transactions described in the Merger Agreement on the Closing Date: (i) the requirements of
Section 7.2(d), solely with respect to the State Pennsylvania; (ii) the requirements of Section 7.8, solely with respect to any indebtedness of Videssence to Bank of America; (iii) the requirements of Section 7.12, solely with respect to Steve Michelson; (iv) the requirements of Section 7.15, solely with respect to the execution by all Shareholders of the Management Protocol; and (v) the requirements of Section 7.17 in their entirety.

     (b) Videssence hereby waives the following as conditions to its obligations to consummate the Merger and the other transactions described in the Merger Agreement in the Closing Date: (i) the requirements of Sections 8.6, solely with respect to agreements with Steve Michelson; and (ii) the requirements of Section 7.15, solely with respect to the execution by all Shareholder of the Management Protocol.

3. Other Provisions Unmodified. Except as expressly modified hereby, the rights, obligations and terms of the Merger Agreement shall remain unmodified and in full force and effect. In the event of a conflict between the Amendment and the Merger Agreement, the Amendment shall be controlling.

4. Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute an agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

         IN WITNESS WHEREOF, this Amendment is effective as of the date first set forth above.

NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation


By_/S/Douglas Netter______________
         Douglas Netter, President


VIDESSENCE, Inc., a California corporation

By__/S/Paul Costa_________________
         Paul Costa, President

NETTER ACQUISITION, INC., a California corporation

By_/S/Douglas Netter______________
         Douglas Netter, President

By execution hereof, the undersigned, Principal Shareholders, acknowledge, consent and agree to the modification to the Merger Agreement set forth in Sections 1.2, 1.4, 1.5, 1.6 and 2 of this Amendment.



/S/Paul Costa___________                              /s/Steve Michelson_______
Paul Costa                                            Steve Michelson




/s/Delwin Francis_______                              /s/Sam Cercone___________
Delwin Francis                                        Sam Cercone